EXHIBIT 99.21

NORTH COAST BANK
STATEMENT OF INCOME (UNAUDITED)
Nine Months Ended September 30,
(In thousands, except per share amounts)

                                                            2000        1999
                                                          --------    --------
Interest income:
   Interest and fees on loans                             $  3,200    $  2,464
   Interest on investment securities:
     Taxable                                                    63          29
     Exempt from Federal income taxes                            6           6
     Dividends                                                   7          10
   Interest on Federal funds sold                              149         111
   Interest on deposits in banks                                42          28
                                                          --------    --------

       Total interest income                                 3,467       2,648
                                                          --------    --------
Interest expense:
   Deposits                                                  1,161         859
   Short-term borrowings                                        32           7
                                                          --------    --------

       Total interest expense                                1,193         866
                                                          --------    --------

       Net interest income                                   2,274       1,781

Provision for loan and lease losses                            100         135
                                                          --------    --------
       Net interest income after provision for
         loan and lease losses                               2,174       1,646
                                                          --------    --------

Non-interest income:
   Service charges                                             103          74
   Other fees and charges                                      218         141
                                                          --------    --------

       Total non-interest income                               321         215
                                                          --------    --------

Other expenses:
   Salaries and employee benefits                              724         632
   Occupancy and equipment                                     372         354
   Merger expenses                                             129        --
   Other                                                       683         650
                                                          --------    --------

       Total other expenses                                  1,908       1,636
                                                          --------    --------

       Income before income taxes                              587         226

Income taxes                                                   238          90
                                                          --------    --------

       Net income                                         $    349    $    136
                                                          ========    ========

Basic earnings per share                                     $ .73       $ .29
                                                             =====       =====

Diluted earnings per share                                   $ .68       $ .28
                                                             =====       =====

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